EXHIBIT 11
                                 ----------


                  PEOPLES BANCORP INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE
                  =====================================



(dollars in thousands, except share data)
                                              For the Three Months Ended
                                                     March 31,
                                                 1998          1997

BASIC EARNINGS PER SHARE
========================
EARNINGS:
Net income                                      $2,376           $2,002

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding   5,746,684        5,168,804
-------------------------------------------------------------------------

      BASIC EARNINGS PER SHARE                   $0.41            $0.39
=========================================================================


DILUTED EARNINGS PER SHARE
==========================
EARNINGS:
Net income                                      $2,376           $2,002

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding   5,746,684        5,168,804
Net effect of the assumed exercise of
 stock options based on the treasury
 stock method                                  190,460          123,763
-------------------------------------------------------------------------
    Total                                    5,937,144        5,292,567

      DILUTED EARNINGS PER SHARE                 $0.40            $0.38
=========================================================================



Adjusted for 3-for-2 stock split issued April 30, 1998, to shareholders of record as of April 13, 1998.